NEWS RELEASE
Cliffs Natural Resources Inc. Reports Third-Quarter 2016 Results
CLEVELAND—October 27, 2016—Cliffs Natural Resources Inc. (NYSE: CLF) today reported third-quarter results for the period ended September 30, 2016. The Company reported consolidated revenues of $553 million during the third quarter of 2016, a decrease of 7 percent compared to the prior year's third-quarter revenues of $593 million. Cost of goods sold decreased by 13 percent to $468 million compared to $538 million reported in the third quarter of 2015.
The Company recorded a net loss of $28 million compared to net income of $6 million recorded in the prior-year quarter. The net loss during the third quarter of 2016 included an $18 million loss on extinguishment/restructuring of debt, primarily attributable to the full redemption of the Senior Notes due January 2018 (the "2018 Notes"), compared to a $79 million gain on extinguishment/restructuring of debt in the prior-year third quarter.
Cliffs redeemed the entirety of its 2018 Notes during the quarter, of which $284 million was outstanding. The total payment to holders of the 2018 Notes was approximately $304 million, including accrued and unpaid interest. The debt extinguishment was funded primarily from the proceeds of the August 2016 common share issuance, a $288 million net cash inflow.
Total debt at the end of the third quarter of 2016 was $2.2 billion, approximately $500 million lower than $2.7 billion at the end of the prior-year quarter. The year-over-year reduction is attributable to the exchange offers completed in the first quarter of 2016 and the redemption of the 2018 Notes in the third quarter of 2016. The Company had no borrowings on its asset-based lending facility at the end of the third quarter of 2016 or 2015. Cliffs had net debt3 of $2.0 billion at the end of the third quarter of 2016, compared to $2.5 billion of net debt3 at the end of the third quarter of 2015.
For the third quarter of 2016, adjusted EBITDA1 was $62 million, compared to $60 million reported in the third quarter of 2015. Cliffs noted that third-quarter 2016 adjusted EBITDA1 includes $20 million in expenses related to idled mines, a $12 million non-cash accrual as a reserve for potential retroactive electric power surcharges, and a one-time $4 million charge associated with the new labor contract signing bonus. Excluding these expenses, Cliffs' adjusted EBITDA1 would have been $98 million.

	Adjusted EBITDA[1] by Segment (in millions)
	U.S. Iron Ore	Asia Pacific Iron Ore	Corporate/ Other	Total
Q3 2016 Adjusted EBITDA[1]	$65.3	$23.7	$(27.1)	$61.9
YTD 2016 Adjusted EBITDA[1]	$208.6	$73.2	$(82.1)	$199.7

Lourenco Goncalves, Cliffs' Chairman, President and Chief Executive Officer, said, "In the third quarter, we reduced our debt by another $500 million, bringing our net debt down to $2 billion. Our flawless operational performance, commercial accomplishments and financial execution during the last two years have earned the respect of investors and banking institutions, allowing us to execute in Q3 another important transaction: the early repayment of the 2018 Notes. With that, we have eliminated the last obstacle in our way to better times.” Mr. Goncalves added, "We look forward to finishing out the year strong in Q4, in what we anticipate to be a quarter with substantial cash-flow generation."
Cliffs' third-quarter 2016 SG&A expenses were $31 million, of which $8 million were non-cash. This represents a 39 percent increase when compared to the third-quarter 2015 expenses of $22 million. The increase was driven primarily by a $4 million bonus agreed to as part of the United Steelworkers (USW) ratified contract signing, as well as increased external services costs.
Cliffs' 2016 net interest expense during the third quarter was $49 million, a 21 percent decrease when compared to a third-quarter 2015 expense of $62 million. The Company noted that of the $49 million expense, $40 million was a cash expense and the remainder was non-cash.
Miscellaneous-net expense of $20 million in the third quarter of 2016 included a non-cash expense related to a September order from FERC supporting retroactive surcharges for power at the Michigan operations, for which the Company recorded a $12 million charge as a reserve. Miscellaneous-net expense also included $8 million in charges related to the indefinite idle at Empire mine.
U.S. Iron Ore

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Volumes - In Thousands of Long Tons
Total sales volume	5,287	5,600	11,343	12,791
Total production volume	3,857	4,099	11,059	14,978
Sales Margin - In Millions
Revenues from product sales and services	$428.3	$471.0	$975.5	$1,152.5
Cost of goods sold and operating expenses	361.8	422.3	825.8	974.8
Sales margin	$66.5	$48.7	$149.7	$177.7
Sales Margin - Per Long Ton
Revenues from product sales and services*	$73.50	$76.52	$76.82	$80.85
Cash production cost[2]	55.69	48.99	50.02	57.25
Non-production cash cost[2]	1.68	13.85	7.87	4.11
Cash cost[2]	57.37	62.84	57.89	61.36
Depreciation, depletion and amortization	3.56	4.98	5.74	5.60
Cost of goods sold and operating expenses*	60.93	67.82	63.63	66.96
Sales margin	$12.57	$8.70	$13.19	$13.89

* Excludes revenues and expenses related to domestic freight, which are offsetting and have no impact on sales margin. Revenues per ton also exclude venture partner cost reimbursements.

U.S. Iron Ore pellet sales volume in the third quarter of 2016 was 5.3 million long tons, a 6 percent decrease when compared to the third quarter of 2015. The decrease was driven principally by the termination of a customer contract in the fourth quarter of the prior year that was reinstated in June 2016 for fewer nominated tons. In addition, there was a negative impact as a result of a customer's inventory capacity limitations in which the customer could not mix varying iron ore grades coming from different mine sites. This decrease was partially offset by additional sales in the third quarter of 2016 that resulted from a short-term contract with a customer that had no sales in 2015.
As Cliffs' management previously guided, third-quarter revenues per ton of $73.50 were lower than the full-year average as a result of customer mix. This result was expected and was included within the full-year Revenues-Per-Ton Table in the "Outlook" Section of the previous quarter's earnings release.
Cash production cost per long ton2 in U.S. Iron Ore was $55.69, up 14 percent from $48.99 in the prior year's third quarter. The increase was driven by the additional costs associated with the restart of the United Taconite mine and timing of maintenance activity at the Tilden mine.
Non-production cash cost per long ton2 of $1.68 primarily consisted of $12 million of idle costs.
Asia Pacific Iron Ore

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Volumes - In Thousands of Metric Tons
Total sales volume	2,799	2,926	8,705	8,710
Total production volume	2,968	2,928	8,575	8,655
Sales Margin - In Millions
Revenues from product sales and services	$125.0	$122.2	$379.5	$384.8
Cost of goods sold and operating expenses	106.1	115.8	321.4	369.3
Sales margin	$18.9	$6.4	$58.1	$15.5
Sales Margin - Per Metric Ton
Revenues from product sales and services*	$42.87	$39.00	$41.99	$42.01
Cash production cost[2]	26.10	26.87	27.16	32.62
Non-production cash cost[2]	7.77	7.85	5.95	5.42
Cash cost[2]	33.87	34.72	33.11	38.04
Depreciation, depletion and amortization	2.25	2.08	2.21	2.19
Cost of goods sold and operating expenses*	36.12	36.80	35.32	40.23
Sales margin	$6.75	$2.20	$6.67	$1.78

*Excludes revenues and expenses related to freight, which are offsetting and have no impact on sales margin.
Third-quarter 2016 Asia Pacific Iron Ore sales volume decreased 4 percent to 2.8 million metric tons, from 2.9 million metric tons in the third quarter of 2015. The volume decrease was driven by the timing of shipments related to adverse weather conditions at the port at the end of September.
Cash production cost per metric ton2 in Asia Pacific Iron Ore was $26.10, down 3 percent from $26.87 in the prior year's third quarter. The decrease was driven by reduced logistics costs and decreased site administrative expenses, partially offset by an unfavorable exchange rate variance of $1 per ton.

Cash Flow
Capital expenditures during the quarter were $26 million, compared to $24 million in the third quarter of 2015. This was driven primarily by spending related to the Mustang Project at the United Taconite mine.
Cliffs also reported depreciation, depletion and amortization of $27 million in the third quarter of 2016.

Outlook
Cliffs provides full-year expected revenues-per-ton ranges based on different assumptions of seaborne iron ore prices. Cliffs indicated that each different pricing assumption holds all other assumptions constant, including customer mix, as well as industrial commodity prices, freight rates, energy prices, production input costs and/or hot-rolled coil prices (all factors contained in certain of Cliffs' supply agreements).
The U.S. Iron Ore table further assumes full-year hot-rolled coil pricing of approximately $470 per short ton. The Company notes that this estimate is based on its customers’ realized prices and not an index or spot market price, valid through the end of 2016. This represents a $10 decrease from the previous full-year price estimate of $480 per short ton. For every $50 per short ton change in the customers’ full-year hot-rolled coil prices, Cliffs U.S. Iron Ore revenue realizations per long ton in 2016 would be expected to increase or decrease $2.00 if steel prices increase or decrease, respectively.
The table below provides certain Platts IODEX averages for the remaining three months of 2016 and the corresponding full-year realization for the U.S. Iron Ore and Asia Pacific Iron Ore segments. The estimates consider actual Platts IODEX rates and Cliffs' actual revenue realizations for the first nine months of 2016.

2016 Full-Year Realized Revenues-Per-Ton Range Summary
Oct. - Dec. Platts IODEX (1)	U.S. Iron Ore (2)	Asia Pacific Iron Ore (3)
$40	$75 - $77	$38 - $40
$45	$75 - $77	$39 - $41
$50	$75 - $77	$40 - $42
$55	$75 - $77	$41 - $43
$60	$75 - $77	$42 - $44
$65	$75 - $77	$43 - $45
$70	$75 - $77	$45 - $47
(1)	The Platts IODEX is the benchmark assessment based on a standard specification of iron ore fines with 62% iron content (C.F.R. China).
(2)
U.S. Iron Ore tons are reported in long tons of pellets. This table assumes full-year hot-rolled coil pricing of approximately $470 per short ton, which is based on customer realizations and not a public index.

(3)	Asia Pacific Iron Ore tons are reported in metric tons of lumps and fines, F.O.B. the port.
U.S. Iron Ore Outlook (Long Tons)
Cliffs is maintaining its full-year sales volume expectation of 18 million long tons. The Company's 2016 production volume guidance of 16.5 million long tons is also maintained.
Cliffs is maintaining its cash production cost per long ton2 expectation of $50 - $55 and the cash cost of goods sold per long ton2 expectation of $55 - $60.
Cliffs anticipates depreciation, depletion and amortization to be approximately $5 per long ton for full-year 2016.

Asia Pacific Iron Ore Outlook (Metric Tons, F.O.B. the port)
The Company is maintaining its full-year 2016 Asia Pacific Iron Ore sales and production volume forecast of approximately 11.5 million metric tons. The product mix is expected to contain 50 percent lump and 50 percent fines.
Based on a full-year average exchange rate of $0.75 U.S. Dollar to Australian Dollar, the Company is maintaining its full-year 2016 Asia Pacific Iron Ore cash production cost per metric ton2 expectation of $25 - $30. Cliffs' cash cost of goods sold per metric ton2 is also unchanged at $30 - $35. Cliffs indicated that for every $0.01 change in this exchange rate for the remainder of the year, the Company's full-year cash cost of goods sold is impacted by approximately $2 million.
Cliffs anticipates depreciation, depletion and amortization to be approximately $2 per metric ton for full-year 2016.
The following table provides a summary of Cliffs’ 2016 guidance for its two business segments:

	2016 Outlook Summary
	U.S. Iron Ore (A)	Asia Pacific Iron Ore (B)
Sales volume (million tons)	18	11.5
Production volume (million tons)	16.5	11.5
Cash production cost per ton[2]	$50 - $55	$25 - $30
Cash cost of goods sold per ton[2]	$55 - $60	$30 - $35
DD&A per ton	$5	$2

(A)	U.S. Iron Ore tons are reported in long tons of pellets.
(B)	Asia Pacific Iron Ore tons are reported in metric tons of lumps and fines.
SG&A Expenses and Other Expectations
Cliffs' full-year 2016 SG&A expenses expectation is $104 million, a $4 million increase from the previous expectation, primarily driven by the un-forecasted $4 million USW labor contract signing bonus.
The Company's full-year 2016 interest expense is expected to be approximately $200 million. Of the $200 million expectation, approximately $170 million is considered cash and $30 million is considered non-cash.
Consolidated full-year 2016 depreciation, depletion and amortization is expected to be approximately $120 million.
Capital Budget Update
Cliffs is maintaining its full-year 2016 capital expenditures expectation of $75 million.
Conference Call Information
Cliffs Natural Resources Inc. will host a conference call this morning, October 27, 2016, at 10 a.m. ET. The call will be broadcast live and archived on Cliffs' website: www.cliffsnaturalresources.com.
About Cliffs Natural Resources Inc.
Cliffs Natural Resources Inc. is a leading mining and natural resources company in the United States. The Company is a major supplier of iron ore pellets to the North American steel industry from its mines and pellet plants located in Michigan and Minnesota. Cliffs also operates an iron ore mining complex in Western Australia. Driven by the core values of safety, social, environmental and capital stewardship, Cliffs' employees endeavor to provide all stakeholders operating and financial transparency.

Forward-Looking Statements
This release contains statements that constitute "forward-looking statements" within the meaning of the federal securities laws. As a general matter, forward-looking statements relate to anticipated trends and expectations rather than historical matters. Forward-looking statements are subject to uncertainties and factors relating to Cliffs’ operations and business environment that are difficult to predict and may be beyond our control. Such uncertainties and factors may cause actual results to differ materially from those expressed or implied by the forward-looking statements. These statements speak only as of the date of this release, and we undertake no ongoing obligation, other than that imposed by law, to update these statements. Uncertainties and risk factors that could affect Cliffs’ future performance and cause results to differ from the forward-looking statements in this release include, but are not limited to: trends affecting our financial condition, results of operations or future prospects, particularly the continued volatility of iron ore prices; availability of capital and our ability to maintain adequate liquidity; our level of indebtedness could limit cash flow available to fund working capital, capital expenditures, acquisitions and other general corporate purposes or ongoing needs of our business, which could prevent us from fulfilling our debt obligations; continued weaknesses in global economic conditions, including downward pressure on prices caused by oversupply or imported products, including the impact of any reduced barriers to trade, recently filed and forthcoming trade cases, reduced market demand and any change to the economic growth rate in China; our ability to reach agreement with our iron ore customers regarding any modifications to sales contract provisions, renewals or new arrangements; uncertainty relating to restructurings in the steel industry and/or affecting the steel industry; our ability to maintain appropriate relations with unions and employees; the impact of our customers reducing their steel production or using other methods to produce steel; our ability to successfully execute an exit option for our Canadian Entities that minimizes the cash outflows and associated liabilities of such entities, including the CCAA process; our ability to successfully identify and consummate any strategic investments and complete planned divestitures; our ability to successfully diversify our product mix and add new customers beyond our traditional blast furnace clientele; the outcome of any contractual disputes with our customers, joint venture partners or significant energy, material or service providers or any other litigation or arbitration; the ability of our customers and joint venture partners to meet their obligations to us on a timely basis or at all; the impact of price-adjustment factors on our sales contracts; changes in sales volume or mix; our actual levels of capital spending; our actual economic iron ore reserves or reductions in current mineral estimates, including whether any mineralized material qualifies as a reserve; events or circumstances that could impair or adversely impact the viability of a mine and the carrying value of associated assets, as well as any resulting impairment charges; the results of prefeasibility and feasibility studies in relation to projects; impacts of existing and increasing governmental regulation and related costs and liabilities, including failure to receive or maintain required operating and environmental permits, approvals, modifications or other authorization of, or from, any governmental or regulatory entity and costs related to implementing improvements to ensure compliance with regulatory changes; our ability to cost-effectively achieve planned production rates or levels; uncertainties associated with natural disasters, weather conditions, unanticipated geological conditions, supply or price of energy, equipment failures and other unexpected events; adverse changes in currency values, currency exchange rates, interest rates and tax laws; risks related to international operations; availability of capital equipment and component parts; the potential existence of significant deficiencies or material weakness in our internal control over financial reporting; and problems or uncertainties with productivity, tons mined, transportation, mine-closure obligations, environmental liabilities, employee-benefit costs and other risks of the mining industry. For additional factors affecting the business of Cliffs, refer to Part I – Item 1A. Risk Factors of our Annual Report on Form 10-K for the year ended December 31, 2015. You are urged to carefully consider these risk factors.
SOURCE: Cliffs Natural Resources Inc.

MEDIA CONTACT:	INVESTOR CONTACT:
Patricia Persico Director, Global Communications (216) 694-5316	Paul Finan Director, Investor Relations (216) 694-6544
FINANCIAL TABLES FOLLOW
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CLIFFS NATURAL RESOURCES INC. AND SUBSIDIARIES
STATEMENTS OF UNAUDITED CONDENSED CONSOLIDATED OPERATIONS

	(In Millions, Except Per Share Amounts)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
REVENUES FROM PRODUCT SALES AND SERVICES
Product	$508.6	$542.5	$1,237.0	$1,399.9
Freight and venture partners' cost reimbursements	44.7	50.7	118.0	137.4
	553.3	593.2	1,355.0	1,537.3
COST OF GOODS SOLD AND OPERATING EXPENSES	(467.9)	(538.1)	(1,147.2)	(1,344.1)
SALES MARGIN	85.4	55.1	207.8	193.2
OTHER OPERATING INCOME (EXPENSE)
Selling, general and administrative expenses	(31.1)	(22.4)	(81.8)	(82.2)
Miscellaneous - net	(19.6)	(3.5)	(16.9)	15.8
	(50.7)	(25.9)	(98.7)	(66.4)
OPERATING INCOME	34.7	29.2	109.1	126.8
OTHER INCOME (EXPENSE)
Interest expense, net	(48.7)	(61.7)	(156.2)	(168.2)
Gain (loss) on extinguishment/restructuring of debt	(18.3)	79.2	164.1	392.9
Other non-operating income (expense)	0.1	(0.1)	0.4	(3.0)
	(66.9)	17.4	8.3	221.7
INCOME (LOSS) FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	(32.2)	46.6	117.4	348.5
INCOME TAX BENEFIT (EXPENSE)	7.1	3.4	1.7	(169.9)
EQUITY LOSS FROM VENTURES, NET OF TAX	—	(0.1)	—	(0.1)
INCOME (LOSS) FROM CONTINUING OPERATIONS	(25.1)	49.9	119.1	178.5
LOSS FROM DISCONTINUED OPERATIONS, NET OF TAX	(2.7)	(43.9)	(0.6)	(869.0)
NET INCOME (LOSS)	(27.8)	6.0	118.5	(690.5)
LOSS (INCOME) ATTRIBUTABLE TO NONCONTROLLING INTEREST	2.0	4.6	(23.5)	1.5
NET INCOME (LOSS) ATTRIBUTABLE TO CLIFFS SHAREHOLDERS	$(25.8)	$10.6	$95.0	$(689.0)
PREFERRED STOCK DIVIDENDS	—	(25.6)	—	(38.4)
NET INCOME (LOSS) ATTRIBUTABLE TO CLIFFS COMMON SHAREHOLDERS	$(25.8)	$(15.0)	$95.0	$(727.4)

EARNINGS (LOSS) PER COMMON SHARE ATTRIBUTABLE TO CLIFFS SHAREHOLDERS - BASIC
Continuing operations	$(0.11)	$0.19	$0.51	$0.87
Discontinued operations	(0.01)	(0.29)	—	(5.62)
EARNINGS (LOSS) PER COMMON SHARE ATTRIBUTABLE TO CLIFFS SHAREHOLDERS - BASIC	$(0.12)	$(0.10)	$0.51	$(4.75)
EARNINGS (LOSS) PER COMMON SHARE ATTRIBUTABLE TO CLIFFS SHAREHOLDERS - DILUTED
Continuing operations	$(0.11)	$0.19	$0.51	$0.87
Discontinued operations	(0.01)	(0.29)	—	(5.62)
EARNINGS (LOSS) PER COMMON SHARE ATTRIBUTABLE TO CLIFFS SHAREHOLDERS - DILUTED	$(0.12)	$(0.10)	$0.51	$(4.75)
AVERAGE NUMBER OF SHARES (IN THOUSANDS)
Basic	206,279	153,237	186,454	153,213
Diluted	206,279	153,237	188,471	153,213
CASH DIVIDENDS DECLARED PER DEPOSITARY SHARE	$—	$0.88	$—	$1.32

CLIFFS NATURAL RESOURCES INC. AND SUBSIDIARIES
STATEMENTS OF UNAUDITED CONDENSED CONSOLIDATED FINANCIAL POSITION

	(In Millions)
	September 30, 2016	December 31, 2015
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$132.2	$285.2
Accounts receivable, net	49.2	40.2
Inventories	317.3	329.6
Supplies and other inventories	84.0	110.4
Short-term assets of discontinued operations	—	14.9
Loans to and accounts receivable from the Canadian Entities	69.3	72.9
Insurance coverage receivable	—	93.5
Other current assets	47.6	36.0
TOTAL CURRENT ASSETS	699.6	982.7
PROPERTY, PLANT AND EQUIPMENT, NET	990.1	1,059.0
OTHER ASSETS
Other non-current assets	83.2	93.8
TOTAL OTHER ASSETS	83.2	93.8
TOTAL ASSETS	$1,772.9	$2,135.5
LIABILITIES
CURRENT LIABILITIES
Accounts payable	$81.3	$106.3
Accrued expenses	134.2	156.0
Short-term liabilities of discontinued operations	5.5	6.9
Guarantees	0.2	96.5
Insured loss	—	93.5
Other current liabilities	102.3	122.5
TOTAL CURRENT LIABILITIES	323.5	581.7
PENSION AND POSTEMPLOYMENT BENEFIT LIABILITIES	198.5	221.0
ENVIRONMENTAL AND MINE CLOSURE OBLIGATIONS	220.2	231.2
LONG-TERM DEBT	2,195.9	2,699.4
OTHER LIABILITIES	235.3	213.8
TOTAL LIABILITIES	3,173.4	3,947.1
EQUITY
CLIFFS SHAREHOLDERS' DEFICIT	(1,544.3)	(1,981.4)
NONCONTROLLING INTEREST	143.8	169.8
TOTAL DEFICIT	(1,400.5)	(1,811.6)
TOTAL LIABILITIES AND DEFICIT	$1,772.9	$2,135.5

CLIFFS NATURAL RESOURCES INC. AND SUBSIDIARIES
STATEMENTS OF UNAUDITED CONDENSED CONSOLIDATED CASH FLOWS

	(In Millions)
	Nine Months Ended September 30,
	2016	2015
OPERATING ACTIVITIES
Net income (loss)	$118.5	$(690.5)
Adjustments to reconcile net income (loss) to net cash provided (used) by operating activities:
Depreciation, depletion and amortization	88.9	99.1
Impairment of other long-lived assets	—	76.6
Deferred income taxes	—	160.0
Gain on extinguishment/restructuring of debt	(164.1)	(392.9)
(Gain) loss on deconsolidation, net of cash deconsolidated	(3.2)	654.8
Other	9.0	52.7
Changes in operating assets and liabilities:
Receivables and other assets	137.5	293.1
Inventories	21.6	(76.2)
Payables, accrued expenses and other liabilities	(136.1)	(236.2)
Net cash provided (used) by operating activities	72.1	(59.5)
INVESTING ACTIVITIES
Purchase of property, plant and equipment	(45.8)	(57.9)
Other investing activities	6.3	0.7
Net cash used by investing activities	(39.5)	(57.2)
FINANCING ACTIVITIES
Repayment of equipment loans	(95.6)	(36.9)
Distributions of partnership equity	(52.5)	(31.7)
Debt issuance costs	(5.2)	(33.6)
Net proceeds from issuance of common shares	287.6	—
Proceeds from first lien notes offering	—	503.5
Repurchase of debt	(301.0)	(225.9)
Borrowings under credit facilities	105.0	309.8
Repayment under credit facilities	(105.0)	(309.8)
Preferred stock dividends	—	(38.4)
Other financing activities	(19.3)	(38.8)
Net cash provided (used) by financing activities	(186.0)	98.2
EFFECT OF EXCHANGE RATE CHANGES ON CASH	0.4	(2.2)
DECREASE IN CASH AND CASH EQUIVALENTS	(153.0)	(20.7)
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	285.2	290.9
CASH AND CASH EQUIVALENTS AT END OF PERIOD	$132.2	$270.2

1 CLIFFS NATURAL RESOURCES INC. AND SUBSIDIARIES
NON-GAAP RECONCILIATION - EBITDA AND ADJUSTED EBITDA
In addition to the consolidated financial statements presented in accordance with U.S. GAAP, the Company has presented EBITDA and adjusted EBITDA on both a consolidated basis and on a segment basis, which are non-GAAP financial measures that management uses in evaluating operating performance. The presentation of these measures is not intended to be considered in isolation from, as a substitute for, or as superior to, the financial information prepared and presented in accordance with U.S. GAAP. The presentation of these measures may be different from non-GAAP financial measures used by other companies. A reconciliation of these measures on a segment basis is provided in the results section of this news release. A reconciliation of these consolidated measures to their most directly comparable GAAP measures is provided in the table below.

	(In Millions)		(In Millions)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Net Income (Loss)	$(27.8)	$6.0	$118.5	$(690.5)
Less:
Interest expense, net	(48.7)	(62.3)	(156.2)	(170.7)
Income tax benefit (expense)	7.1	4.8	1.7	(167.3)
Depreciation, depletion and amortization	(26.8)	(35.6)	(88.9)	(99.1)
EBITDA	$40.6	$99.1	$361.9	$(253.4)

Less:
Impairment of other long-lived assets	$—	$—	$—	$(3.3)
Impact of discontinued operations	(2.7)	(44.8)	(0.6)	(865.9)
Gain (loss) on extinguishment/restructuring of debt	(18.3)	79.2	164.1	392.9
Foreign exchange remeasurement	(0.3)	2.4	(1.2)	15.2
Severance and contractor termination costs	—	2.2	(0.1)	(9.3)
Adjusted EBITDA*	$61.9	$60.1	$199.7	$217.0

*For the third quarter of 2016, this includes $20 million in expenses related to idled mines, a $12 million non-cash accrual as a reserve for potential but unlikely retroactive electric power surcharges, and a one-time $4 million charge associated with the new labor contract signing bonus. Excluding these expenses of $36 million, Cliffs' adjusted EBITDA[1] would have been $98 million.

2 CLIFFS NATURAL RESOURCES INC. AND SUBSIDIARIES
NON-GAAP RECONCILIATION EXPLANATIONS
Cash production cost, non-production cash cost, and cash cost per long/metric ton are non-GAAP financial measures that management uses in evaluating operating performance. The presentation of these measures is not intended to be considered in isolation from, as a substitute for, or as superior to, the financial information prepared and presented in accordance with U.S. GAAP. Reconciliations of these measures to their most directly comparable GAAP measures are provided in the U.S. Iron Ore and Asia Pacific Iron Ore results tables in this release. The presentation of these measures may be different from non-GAAP financial measures used by other companies.
- Cash production cost per long/metric ton is defined as cost of goods sold and operating expenses per ton less depreciation, depletion and amortization; as well as period costs, costs of services and inventory effects per long/metric ton.
- Non-production cash cost per long/metric ton is defined as the sum of idle costs, period costs (including royalties), costs of services, and inventory effects per long/metric ton.
- Cash cost per long/metric ton is defined as cost of goods sold and operating expenses per ton less depreciation, depletion and amortization per long/metric ton.

3 NET DEBT RECONCILIATION
Net debt is a non-GAAP financial measure that management uses in evaluating financial position. The presentation of this measure is not intended to be considered in isolation from, as a substitute for, or as superior to, the financial information prepared and presented in accordance with U.S. GAAP. The presentation of this measure may be different from non-GAAP financial measures used by other companies. Net debt is defined as long-term debt plus the current portion of short term debt, less cash and cash equivalents and undiscounted interest. A reconciliation of this measure to its most directly comparable GAAP measure is provided in the table below.

	(In Millions)
	September 30, 2016	September 30, 2015
Long-term debt	$2,195.9	$2,721.6
Short-term debt and current portion of long-term debt	17.5	—
Total Debt	$2,213.4	$2,721.6
Less:
Cash and cash equivalents	132.2	270.2
Undiscounted interest	70.0	—
Net Debt	$2,011.2	$2,451.4